EXECUTION DRAFT

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 30, 2012, by and between Amyris, Inc., a Delaware corporation (the “Company”), and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (the “Purchaser”).
BACKGROUND

(A)
The Company and Purchaser are parties to that certain Technology License, Development, Research and Collaboration Agreement, entered into as of June 21, 2010, as amended by the First Amendment entered into as of November 23, 2011 (the “Current Collaboration Agreement”), which provides for certain research and development projects under the Amyris-Total Renewable Farnesene Development Project Plan (the “Project Plan”) between the Company and Purchaser.

(B)
Contemporaneously with the execution of this Agreement, the Company and Purchaser will enter into the Second Amendment to the Current Collaboration Agreement (the “Second Amendment”, and the Current Collaboration Agreement, as so amended, the “Collaboration Agreement”).

(C)
Contemporaneously with the execution of this Agreement, the Company and the Purchaser will execute and deliver a Master Framework Agreement, dated as of July 30, 2012, by and between the Company and the Purchaser (the “Master Framework Agreement”).

(D)
The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

(E)
The Purchaser desires to purchase, and the Company desires to offer and sell to the Purchaser, up to an aggregate of $105,000,000 in principal amount of its 1.5% Senior Unsecured Convertible Notes due 2017 (individually a “Security” and collectively the “Securities”) at the Initial Closing and at any Subsequent Closing (each as hereinafter defined). The Securities will be evidenced by Convertible Notes in the form attached hereto as Exhibit A. The Securities will be convertible into shares (the “Underlying Securities”) of the Company's common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Securities.

Agreement
The parties, intending to be legally bound, agree as follows:

ARTICLE 1
SALE OF SECURITIES

1.1.    Purchase and Sale of Securities.

(a)Initial Closing. Subject to the terms and conditions hereof, at the Initial Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Fifty-Three Million Three Hundred Thousand Dollars ($53,300,000), of which Thirty Million Dollars ($30,000,000) shall be paid by the Purchaser in cash in two equal installments of Fifteen Million Dollars ($15,000,000) as specified in Section 2.1(a) below, and of which Twenty-Three Million Three Hundred Thousand Dollars ($23,300,000) shall be retained by the Purchaser pursuant to Section 8.4 (collectively, the “Initial Closing Purchase Price”).

(b)Second Closing. Subject to the terms and conditions hereof, at the Second Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Thirty Million Dollars ($30,000,000) (the “Second Closing Purchase Price”).

(c)Third Closing. Subject to the terms and conditions hereof, at the Third Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Twenty-One Million Seven Hundred Thousand Dollars ($21,700,000), which amount shall be paid by the Purchaser in cash in two equal installments of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) as specified in Section 2.1(c) below (the “Third Closing Purchase Price”, with each of the Initial Closing Purchase Price, any Second Closing Purchase Price and any Third Closing Purchase Price being referred to herein as a “Purchase Price”).

ARTICLE 2
CLOSING; DELIVERY

2.1.    Closing.

(a)Initial Closing. The closing of the purchase and sale of the first Fifty-Three Million Three Hundred Thousand Dollars ($53,300,000) in principal amount of Securities by and to the Purchaser hereunder (the “Initial Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California  94111-5994 within one business day following the date on which the last of the conditions set forth in Section 5.1 and Section 6.1 (other than those conditions that by their nature are to be satisfied at the Initial Closing), have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2012 (such date, the “Initial Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Initial Closing shall take place in two installments, with the first installment in the principal amount of Thirty-Eight Million Three Hundred Thousand Dollars ($38,300,000) occurring on the Initial Closing Date, such amount to be paid in the manner specified in Sections 5.1(a) and Section 8.4 below, and the second installment in the principal amount of Fifteen Million Dollars ($15,000,000) occurring on September 15, 2012.

(b)Second Closing. The closing of the purchase and sale of the second Thirty Million Dollars ($30,000,000) in principal amount of Securities, if any, by and to the Purchaser hereunder (the “Second Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California  94111-5994 within one business day following the date on which the last of the conditions set forth in Section 5.2 and Section 6.2 applicable to any Second Closing (other than those conditions that by their nature are to be satisfied at any Second Closing) have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2013 (such date, the “Second Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Second Closing shall take place in a single installment occurring on the Second Closing Date.

(c)Third Closing. The closing of the purchase and sale of the third Twenty-One Million Seven Hundred Thousand Dollars ($21,700,000) in principal amount of Securities, if any, by and to the Purchaser hereunder (the “Third Closing”, with each of the Initial Closing, any Second Closing and any Third Closing being referred to herein as a “Closing”, and each of any Second Closing and any Third Closing being referred to herein as a “Subsequent Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California  94111-5994 within one business day following the date on which the last of the conditions set forth in Section 6.2 and Section 7.2 applicable to any Third Closing (other than those conditions that by their nature are to be satisfied at any Third Closing) have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2014 (such date, the “Third Closing Date”, with each of the Initial Closing Date, any Second Closing Date and any Third Closing Date being referred to herein as a “Closing Date”, and each of any Second Closing Date and any Third Closing Date being referred to herein as a “Subsequent Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Third Closing shall take place in two installments, with the first installment in the principal amount of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) occurring on the Third Closing Date, and the second installment in the principal amount of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) occurring on the date that is six (6) months following any Third Closing Date but in no event later than January 31, 2015.

2.2.    Delivery.

2.2.1    In each installment under each Closing hereunder, subject to the terms and conditions hereof to be satisfied at the applicable Closing Date, the Company will deliver to the Purchaser the Security to be purchased by and sold to the Purchaser in the applicable installment, in the name of the Purchaser, duly executed by the Company. At the Initial Closing, the Company shall execute and deliver to the Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit B (“Rights Agreement”) and the other documents referenced in Section 6.1. In the first installment under each Subsequent Closing, the Company shall execute and deliver to the Purchaser the documents referenced in Section 6.2.

2.2.2    In each installment under each Closing hereunder, subject to the terms and conditions hereof to be satisfied at the applicable Closing Date, the Purchaser will deliver to the Company the Purchase Price for the Security to be purchased by and sold to the Purchaser in the applicable installment by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to the Purchaser at least two business days prior to the applicable Closing Date. At the Initial Closing, the Purchaser shall execute and deliver to the Company the Rights Agreement and the other documents referenced in Section 5.1. In the first installment under each Subsequent Closing, the Purchaser shall execute and deliver to the Company the documents referenced in Section 5.2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and covenants to the Purchaser, except as set forth in the disclosure letter supplied by the Company to the Purchaser dated as of the date hereof (in the case of the Initial Closing), as of the Second Closing Date (in the case of the Second Closing), or as of the Third Closing Date (in the case of the Third Closing), which exceptions shall be deemed to be part of the representations and warranties made hereunder as provided therein, as follows:
3.1.    Organization and Standing. The Company and each of its subsidiaries is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as proposed to be conducted. The Company and each of its subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company and its subsidiaries or the ability of the Company or any of its subsidiaries to perform their respective obligations under the Transaction Agreements (as defined below) (a “Material Adverse Effect”).

3.2.    Subsidiaries. As used in this Agreement, references to any “subsidiary” of a specified Person shall refer to an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, as such terms are used in and construed under Rule 405 under the Securities Act (which, for the avoidance of doubt, shall include the Company's controlled joint ventures, including shared-controlled joint ventures). The Company's subsidiaries as of the date hereof are listed on Exhibit 21.01 to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and, except as Previously Disclosed (as defined in Section 3.10) are the only subsidiaries, direct or indirect, of the Company as of the date hereof. All the issued and outstanding shares of each subsidiary's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and, except as Previously Disclosed, are owned by the Company or a Company subsidiary free and clear of all liens, encumbrances and equities and claims. As used herein, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and an “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

3.3.    Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement and the Securities (together, the “Transaction Agreements”).

3.4.    Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and the Transaction Agreements constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5.    Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements. No consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market), or other governmental body is required for the execution and delivery of these Transaction Agreements, the valid, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

3.6.    Non-Contravention. The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities (including the issuance of the Underlying Securities upon conversion thereof) to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), the Company's Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3.6, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a consecutive 12-month period.

3.7.    The Securities. The Securities have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

3.8.    The Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement, the Securities will be convertible into shares of the Underlying Securities in accordance with the terms of the Securities; the Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non‑assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

3.9.    No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser herein, the issuance by the Company of the Securities (including the issuance of the Underlying Securities upon conversion thereof) is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

3.10.    Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the Initial Closing Date (in the case of the Initial Closing), the Second Closing Date (in the case of the Second Closing), or the Third Closing Date (in the case of the Third Closing), or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after February 28, 2012 but prior to the Business Day immediately prior to the date hereof (in the case of the Initial Closing), the Business Day immediately prior to the Second Closing Date (in the case of the Second Closing), or the Business Day immediately prior to the Third Closing Date (in the case of the Third Closing) (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature). The Company is eligible to register the Underlying Securities for resale by the Purchaser using Form S-3 promulgated under the Securities Act.

3.11.    Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions

3.12.    Capitalization. Immediately prior to the Initial Closing, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Common Stock, $0.0001 par value per share, 58,739,226 shares of which are issued and outstanding as of the date hereof, and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares were issued and outstanding. All subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company issued and outstanding as of the date hereof, or material contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may be obligated to issue shares of capital stock, or securities or rights convertible or exchangeable for shares of capital stock, are as set forth in the SEC Documents. The issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as Previously Disclosed, no holder of the Company's capital stock is entitled to preemptive or similar rights. The Company has delivered to the Purchaser copies of all agreements to which the Company is a party related to the Company's securities with any securityholder of the Company , other than (i) any agreement with Purchaser, (ii) any agreement which has been filed as an exhibit to the SEC Documents, and (iii) any agreement related to employee equity grants or awards. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as Previously Disclosed, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available to the Purchaser a true, correct and complete copy of the Company's Certificate of Incorporation and Bylaws.

3.13.    Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

3.14.    No Violations.

(a)Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(b)The Company is not in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any outstanding Securities.

3.15.    Governmental Permits; FDA Matters.

(a)Permits. The Company and its subsidiaries possess all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, except where such failure to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)EPA and FDA Matters. As to each of the manufacturing processes, intermediate products and research or commercial products of the Company and each of its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and TSCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA, EPA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar or equivalent functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

3.16.    Listing Compliance. The Company is in compliance with the requirements of the NASDAQ Global Select Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from the NASDAQ Global Select Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Global Select Market, nor has the Company received any notification that the SEC or the NASDAQ Global Select Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of the NASDAQ Global Select Market. The Company will comply with all requirements of the NASDAQ Global Select Market with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof), including the filing of any additional listing notice with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof).

3.17.    Intellectual Property.

(a)The Company and/or the subsidiaries owns or possesses, free and clear of all encumbrances, all legal rights to all intellectual property and industrial property rights and rights in confidential information, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re‑examinations, substitutions and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (iii) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and other methodologies, (iv) copyrights, (v) computer programs (whether in object code, subject code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all related documentation, (vi) licenses to any of the foregoing, and (vii) all applications and registrations of the foregoing, and (viii) all other similar proprietary rights (collectively, “Intellectual Property”) used or held for use in, or necessary for the conduct of their businesses as now conducted and as proposed to be conducted, and neither the Company nor any of its subsidiaries (i) has received any communications alleging that either the Company or any of the subsidiaries has violated, infringed or misappropriated or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, (ii) knows of any basis for any claim that the Company or any of the subsidiaries has violated, infringed or misappropriated, or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, and (iii) knows of any third‑party infringement, misappropriation or violation of any Company or any Company subsidiary's Intellectual Property. The Company has taken and takes reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property, including requiring all Persons with access thereto to enter into appropriate non-disclosure agreements. To the knowledge of the Company, there has not been any disclosure of any material trade secret of the Company or a Company subsidiary (including any such information of any other Person disclosed in confidence to the Company) to any other Person in a manner that has resulted or is likely to result in the loss of trade secret in and to such information. Except as Previously Disclosed, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company's or the subsidiaries' Intellectual Property, nor is the Company or the subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(b)To the Company's knowledge, none of the employees of the Company or the subsidiaries are obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature or contracts entered into with prior employers), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or the subsidiaries or would conflict with their businesses as now conducted and as proposed to be conducted. Neither the execution nor delivery of the Transaction Agreements will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which the Company or the subsidiaries or any of the employees of the Company or the subsidiaries is now obligated, and neither the Company nor the subsidiaries will need to use any inventions that any of its employees, or persons it currently intends to employ, have made prior to their employment with the Company or the subsidiaries, except for inventions that have been assigned or licensed to the Company or the subsidiaries as of the applicable Closing Date. Each current and former employee or contractor of the Company or the subsidiaries that has developed any Intellectual Property owned or purported to be owned by the Company or the subsidiaries has executed and delivered to the Company a valid and enforceable Invention Assignment and Confidentiality Agreement that (i) assigns to the Company or such subsidiaries all right, title and interest in and to any Intellectual Property rights arising from or developed or delivered to the Company or such subsidiaries in connection with such person's work for or on behalf of the Company or such subsidiaries, and (ii) provides reasonable protection for the trade secrets, know-how and other confidential information (1) of the Company or such subsidiaries and (2) of any third party that has disclosed same to the Company or such subsidiaries. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. Except as Previously Disclosed, to the knowledge of the Company, no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned, in whole or part, by the Company or the subsidiaries.

3.18.    Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor the subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

3.19.    Accountants. PricewaterhouseCoopers LLP (with respect to the Initial Closing) or any “Big Four” or “Second Six” independent audit firm then engaged by the Company (with respect to any Subsequent Closing), which has expressed its opinion with respect to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (with respect to the Initial Closing), December 31, 2012 (with respect to the Second Closing), or December 31, 2013 (with respect to the Third Closing), are, or with respect to the Second Closing and Third Closing will be at the time of the issuance of the applicable opinion, registered independent public accountants as required by the Exchange Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board). In the case of the Initial Closing, as of the date hereof, the Company does not expect that the disclosure to be included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2012 in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements and under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Liquidity” and “Management's

Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” will be materially different with respect to the Company's need for additional funds than such disclosure as was provided under such headings in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2012, and in the case of each Subsequent Closing, as of the date of such Subsequent Closing, the Company does not expect that the disclosure to be included in the Company's Quarterly Report on Form 10-Q for the three month quarterly reporting period ended immediately prior to such Subsequent Closing in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements and under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Liquidity” and “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” will be materially different with respect to the Company's need for additional funds than such disclosure as was provided under such headings in the Company's most recently filed Quarterly Report on Form 10-Q.

3.20.    Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

3.21.    Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or its subsidiaries and an unconsolidated or other off‑balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

3.22.    No Material Adverse Change. Except as set forth in the SEC Documents in each case, filed or made through and including the applicable Closing Date, since December 31, 2011 (with respect to the Initial Closing), December 31, 2012 (with respect to the Second Closing), or December 31, 2013 (with respect to the Third Closing):

(a)there has not been any event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect,

(b)the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC,

(c)the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock other than routine withholding in accordance with the Company's existing stock-based plan,

(d)the Company has not altered its method of accounting or the identity of its auditors, except as Previously Disclosed,

(e)the Company has not issued any equity securities except (i) pursuant to the Company's existing stock-based plans, or (ii) as otherwise Previously Disclosed; and

(f) there has not been any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries.

3.23.    Solvency. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing (assuming for this purpose that, in the case of the Initial Closing and the Third Closing, the payment to be made in the second installment of such Closing was instead made concurrent with such Closing), will not be Insolvent (as defined below). For purposes of this Section, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

3.24.    No Manipulation of Stock. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any of their respective officers, directors, employees, Affiliates or controlling Persons has taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock.

3.25.    Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the subsidiaries are engaged. The Company and its subsidiaries will continue to maintain such insurance or substantially similar insurance, which covers the same risks at the same levels as the existing insurance with insurers which guarantee the same financial responsibility as the current insurers, and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.26.    Properties. The Company and its subsidiaries have good and marketable title to all the properties and assets (both tangible and intangible) described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its subsidiaries. The Company and each of its subsidiaries hold their leased properties under valid and binding leases. The Company and each of its subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

3.27.    Tax Matters. The Company and the subsidiaries have filed all Tax Returns, and these Tax Returns are true, correct, and complete in all material respects. The Company and each subsidiary (i) have paid all Taxes that are due from the Company or such subsidiary for the periods covered by the Tax Returns or (ii) have duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any subsidiary, on the one hand, and any other Person, on the other, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, by contract or otherwise. Since the date of the Company's most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. Neither the Company nor the subsidiaries has been advised (a) that any of its Tax Returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes. Neither the Company nor any of its subsidiaries has knowledge of any Tax liability to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 334(e) of the Internal Revenue Code) in conjunction with the purchase of the Securities. “Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge, including any interest, penalties or additions to Taxes or additional amounts with respect to the foregoing.

“Tax Returns” means all returns, reports, or statements required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

3.28.    Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

3.29.    Transactions With Affiliates and Employees. Except as Previously Disclosed, none of the officers or directors of the Company or its subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).

3.30.    Foreign Corrupt Practices. Neither the Company nor its subsidiaries or Affiliates, any director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or of any political party or part official or candidate for political office (each such person, a “Government Official”)) from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official.

3.31.    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company's knowledge, threatened.

3.32.    OFAC. Neither the Company, any director or officer, nor, to the Company's knowledge, any agent, employee, subsidiary or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.33.    Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

3.34.    Employee Relations. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is (i) (x) no unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (y) no strike, labor dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries and (z) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, and (ii) to the Company's knowledge, (x) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (y) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.

3.35.    ERISA. The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.36.    Obligations of Management. To the Company's knowledge, each officer and key employee of the Company or the subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or the subsidiaries, respectively. The Company is not aware that any officer or key employee of the Company or the subsidiaries is planning to work less than full time at the Company or the subsidiaries, respectively, in the future. To the Company's knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the Company's knowledge, no officer or person currently nominated to become an officer of the Company or the subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.37.    Integration; Other Issuances of Securities. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Securities to the Purchaser at the applicable Closing for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the Company or its subsidiaries or Affiliates take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities at the applicable Closing to be integrated with other offerings if any such integration would cause the issuance of the Securities hereunder at the applicable Closing to fail to be exempt from registration under the Securities Act as provided in Section 3.9 above or cause the transactions contemplated hereby to contravene the rules and regulations of the NASDAQ Global Select Market.

3.38.    No General Solicitation. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.

3.39.    No Brokers' Fees. The Company has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.40.    Registration Rights. Except as set forth in (i) the Amended and Restated Investors' Rights Agreement dated June 21, 2010, by and between the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment Number 1 thereto dated as of February 23, 2012, (ii) the Registration Rights Agreement dated February 27, 2012, by and among the Company and the several purchasers signatory thereto and (iii) the Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.41.    Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including, without limitation, as a result of the Company's issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Purchaser's ownership of the Securities.

3.42.    Disclosure. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in the Securities. All disclosure furnished by or on behalf of the Company to the Purchaser in connection with this Agreement, the Second Amendment and the Master Framework Agreement regarding the Company, its business and the transactions contemplated hereby and thereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents, warrants and covenants to the Company with respect to this purchase as follows:
4.1.    Organization. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2.    Power. The Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3.    Authorization. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4.    Consents and Approvals. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.5.    Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.

4.6.    Purchase for Investment Only. The Purchaser is purchasing the Securities for the Purchaser's own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” in violation of the Securities Act. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Securities. The Purchaser understands that the Securities have not been registered under the Securities Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

4.7.    Disclosure of Information. The Purchaser has had an opportunity to review the Company's filings under the Securities Act and the Exchange Act (including risks factors set forth therein) and the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company to evaluate the financial risk inherent in making an investment in the Securities. To the Purchaser's knowledge, the Purchaser has not been offered the opportunity to purchase the Securities by means of any general solicitation or general advertising.

4.8.    Risk of Investment. The Purchaser realizes that the purchase of the Securities will be a highly speculative investment and the Purchaser may suffer a complete loss of its investment. The Purchaser understands all of the risks related to the purchase of the Securities. By virtue of the Purchaser's experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company and has the capacity to protect the Purchaser's own interests.

4.9.    Advisors. The Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements and the transactions contemplated thereby with the Purchaser's own legal counsel.

4.10.    Finder. The Purchaser is not obligated and will not be obligated to pay any broker commission, finders' fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

4.11.    Restricted Securities. The Purchaser understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that except as set forth in the Rights Agreement, the Company is under no obligation to register the Securities. The Purchaser is aware of Rule 144 promulgated under the Securities Act that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.12.    Legend. It is understood by the Purchaser that the Security and any other document representing or evidencing the Securities shall be endorsed with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 30, 2012, AMONG THE COMPANY AND TOTAL GAS & POWER USA, SAS.
Subject to Section 8.3, the Company need not register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. Subject to Section 8.3, the Company may also instruct its transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied.
4.13.    Investor Qualification. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

ARTICLE 5
CONDITIONS TO COMPANY'S OBLIGATIONS AT EACH CLOSING

5.1.    Conditions to Company's Obligations at the Initial Closing. The Company's obligation to complete the sale and issuance of the Securities and deliver the Securities to the Purchaser at the Initial Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)Receipt of Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the portion of the Initial Closing

Purchase Price to be paid in the first installment under the Initial Closing pursuant hereto for the Security to be purchased by and sold to the Purchaser in the first installment under the Initial Closing, less the amount to be retained by the Purchaser pursuant to Section 8.4.

(b)Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Initial Closing.

(c)Receipt of Rights Agreement. The Purchaser shall have executed and delivered to the Company the Rights Agreement, duly executed by the Purchaser.

(d)Receipt of Second Amendment. The Purchaser shall have executed and delivered to the Company the Second Amendment, duly executed by the Purchaser.

(e)Receipt of Master Framework Agreement. The Purchaser shall have executed and delivered to the Company the Master Framework Agreement, duly executed by the Purchaser.

5.2.    Conditions to Company's Obligations at Each Subsequent Closing. The Company's obligation to complete the sale and issuance of the Securities and deliver the Securities to the Purchaser at each Subsequent Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)Receipt of Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the portion of the applicable Purchase Price to be paid in the first installment under the applicable Subsequent Closing pursuant hereto for the Security to be purchased by and sold to the Purchaser in the first installment under such applicable Subsequent Closing.

(b)Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made as of, the applicable Subsequent Closing.

(c)Absence of No-Go Decision. A “No-Go Decision” under the Master Framework Agreement shall not have been made in accordance with the Master Framework Agreement.

ARTICLE 6
CONDITIONS TO PURCHASER'S OBLIGATIONS AT EACH CLOSING

6.1.    Conditions to the Purchaser's Obligations at the Initial Closing. The Purchaser's obligation to accept delivery of the Securities and to pay for the Securities at the Initial Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a)Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Initial Closing.

(b)Receipt of Securities. The Company shall have executed and delivered to the Purchaser the Securities to be purchased by and sold to the Purchaser in the first installment under the Initial Closing as described herein, duly executed by the Company.

(c)Receipt of Rights Agreement. The Company shall have executed and delivered to the Purchaser the Rights Agreement, duly executed by the Company.

(d)Receipt of Second Amendment. The Company shall have executed and delivered to the Purchaser the Second Amendment, duly executed by the Company.

(e)Receipt of Master Framework Agreement. The Company shall have executed and delivered to the Purchaser the Master Framework Agreement, duly executed by the Company.

(f)Legal Opinion. The Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.

(g)Certificate. The Purchaser shall have received a certificate signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company in Section 3 hereof are true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Initial Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the Initial Closing.

(h)Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchaser.

(i)Secretary's Certificate. A certificate, executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (A) the resolutions approving the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) as adopted by an Independent Committee of the Board of Directors and/or the Company's Board of Directors in a form reasonably acceptable to the Purchaser, (B) the certificate of incorporation, and (C) the bylaws, each as in effect as of the Initial Closing Date.

(j)Board Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by an Independent Committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.

(k)Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from the NASDAQ Global Select Market.

6.2.    Conditions to The Purchaser's Obligations at each Subsequent Closing. The Purchaser's obligation to accept delivery of the Securities and to pay for the Securities at any Subsequent Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a)Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of, and as if made as of, each applicable Subsequent Closing.

(b)Receipt of Securities. The Company shall have executed and delivered to the Purchaser the Securities to be purchased by and sold to the Purchaser in the first installment under the applicable Subsequent Closing as described herein, duly executed by the Company.

(c)Legal Opinion. The Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.

(d)Certificate. The Purchaser shall have received a certificate signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company referred to in Section 6.2(a) hereof are true and correct in all material respects as of, and as if made as of each applicable Subsequent Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to each applicable Subsequent Closing.

(e)Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchaser.

(f)Secretary's Certificate. A certificate, executed by the Secretary of the Company and dated as of any Subsequent Closing Date, as to (A) the certificate of incorporation, and (B) the bylaws, each as in effect as of any Subsequent Closing Date.

(g)Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from the NASDAQ Global Select Market.

(h)Absence of No-Go Decision. A “No-Go Decision” under the Master Framework Agreement shall not have been made in accordance with the Master Framework Agreement.

In the event the Initial Closing shall have occurred, the Company shall be irrevocably committed to issue and sell to the Purchaser, and the Purchaser shall be irrevocably committed to purchase from the Company, the Securities to be issued, sold and purchased in the second installment of the Initial Closing with no additional conditions except that (i) the following representations and warranties made by the Company shall be true and correct in all material respects as of, and if as made as of, the second installment of the Initial Closing: 3.1 (organization and standing); 3.3 (power); 3.4 (authorization); 3.5 (consents and approvals); 3.6 (non-contravention); 3.7 (the securities); 3.8 (the underlying securities); 3.9 (no registration); 3.14(b) (no violations under the Securities); 3.16 (listing compliance); 3.23 (solvency) (assuming for this purpose that the payment to be made in the second installment of the Initial Closing was instead made concurrent with the Initial Closing); 3.28 (investment company); 3.37 (integration; other issuances of securities); 3.38 (no general solicitation) (the “Installment Representations and Warranties”); (ii) the Purchaser shall have received a certificate signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that the Installment Representations and Warranties are true and correct in all material respects as of, and as if made as of, the second installment of the Initial Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the second installment of the Initial Closing; and (iii) the Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto. In the event the Third Closing shall have occurred, the Company shall be irrevocably committed to issue and sell to the Purchaser, and the Purchaser shall be irrevocably committed to purchase from the Company, the Securities to be issued, sold and purchased in the second installment of the Third Closing with no additional conditions except that (i) the Installment Representations and Warranties by the Company shall be true and correct in all material respects as of, and if as made as of, the second installment of the Third Closing (assuming for this purpose that, in the case of the representations and warranties made by the Company in Section 3.23 (solvency), the payment to be made in the second installment of the Third Closing was instead made concurrent with the Third Closing); (ii) the Purchaser shall have received a certificate signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that the Installment Representations and Warranties are true and correct in all material respects as of, and as if made as of, the second installment of the Third Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the second installment of the Third Closing; and (iii) the Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.
ARTICLE 7
COVENANTS OF THE COMPANY

7.1.    Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay the principal of and interest (including any additional interest upon an Event of Default or a Make-Whole Interest (as defined in the Securities) on the Securities in accordance with the terms of such Securities.

7.2.    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Securities; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

7.3.    Corporate Existence. Subject to Section 7 of the Securities, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Purchaser.

7.4.    Taxes. The Company shall pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.

ARTICLE 8
OTHER AGREEMENTS OF THE PARTIES

8.1.    Securities Laws Disclosure; Publicity. The initial press release regarding the transactions contemplated by the Transaction Agreements shall be a joint press release by the Company and the Purchaser and the text of such press release shall be agreed upon by the Company and the Purchaser. On or before 5:30 p.m., New York City time, on the fourth Business Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Agreements. The Company and the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including, until such time as the transactions contemplated by the Transaction Agreements are required to be publicly disclosed by the Company as described in this Section 8.1, the existence and terms of this transaction).

8.2.    Form D. The Company agrees to timely file a Form D with respect to the Securities sold at each Closing as required under Regulation D and to provide a copy thereof to the Purchaser (provided that the posting of the Form D on the SEC's EDGAR system shall be deemed delivery of the Form D for purposes of this Agreement).

8.3.    Transfer Restrictions.

8.3.1    General. The Purchaser shall not, and shall not permit any of its Affiliates to, directly or indirectly, make, effect or otherwise consummate any Transfer of any Securities except in accordance with the terms and conditions of this Section 8.3. As used herein, “Transfer” means, directly or indirectly, to offer, sell (including any short sale), transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the offer, sale (including any short sale), transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Securities “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by a Person or any interest (including any right to all or any portion of the pecuniary interest in the security, including, without limitation, the right to receive interest, dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion of the Securities. Whether or not treated as an offer or sale of the Securities under the Securities Act, “Transfer” shall also include any hedging or other transaction entered into after the date hereof, such as any purchase, sale (including any short sale) or grant of any right (including without limitation any put or call option) with respect to any of the Securities or with respect to any security that includes or derives any significant part of its value from such Securities. This Section 8.3 shall not be applicable to any of the Underlying Securities issued upon the conversion of any of the Securities in accordance with their terms following any such conversion.

8.3.2    Recognition of Transfer. No Transfer of any Securities that is in violation of this Section 8.3 shall be valid or effective, and the Company shall have no obligation to recognize such invalid Transfer. The Company shall not incur any liability as a result of refusing to make any payments of any kind in respect of the Securities to the transferee of any such invalid Transfer.

8.3.3    Permitted Transferees. Notwithstanding the restrictions in this Section 8.3, but subject to Section 8.3.1 and Section 8.3.2, the Purchaser shall be permitted to Transfer all or any portion of its Securities to an Affiliate (a “Permitted Transferee”); provided, however, that (a) such Affiliate shall execute a statement in writing and reasonably acceptable to the Company whereby such Affiliate expressly agrees to become a party to this Agreement and the other Transaction Agreements, and (b) if such Affiliate ceases at any time after any such Transfer to be an Affiliate of the Purchaser, all Securities previously Transferred to such Affiliate shall be required to be promptly Transferred back to the Purchaser. No Transfer of Securities to a Permitted Transferee shall release the Purchaser from liability for the obligations of the Purchaser and its Permitted Transferee pursuant to this Agreement and the other Transaction Agreements.

8.4.    Use of Proceeds. The Company agrees to use $23,300,000 of the proceeds of the offering to be received by the Company in the first installment of the Initial Closing to immediately repay the Purchaser (which amount may be retained by the Purchaser and applied to such repayment) for research and development funding provided by the Purchaser pursuant to the Renewable Diesel Development Project Plan under the Current Collaboration Agreement. The Company agrees to use the remainder of the proceeds of the offering to fund activities under the Biofene Development Project Plan under the Collaboration Agreement as amended by the Second Amendment. The Company shall not use the proceeds of the offering in a manner that would require the Company to register as an investment company under the Investment Company Act of 1940, as amended.

8.5.    Subsequent Securities Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

8.6.    Listing; SEC Compliance.

(a)Listing. The Company shall promptly take any action required to maintain on each Security the listing of all of the Underlying Securities upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Underlying Securities from time to time issuable under the terms of the Securities. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The NASDAQ Stock Market.

(b)SEC Filings. The Company shall take all actions within its control to comply with the reporting requirements of the Exchange Act and each applicable national securities exchange and automated quotation system on which the Common Stock is listed. The Purchaser's sole remedy for breach of this Section 8.6(b) will be as set forth in Section 5 of the Securities.

(c)Current Information. The Company shall make and keep public information available, as those terms are understood and defined in SEC Rule 144 for so long as required in order to permit the resale of the Underlying Securities pursuant to SEC Rule 144.

8.7.    Register. The Company shall keep a “register” which shall provide for the recordation of the name and address of, and the amount of each Security and the outstanding principal and interest on each Security owing to, the Purchaser. The entries in the register shall be conclusive evidence of the amounts due and owing to the Purchaser in the absence of manifest error. The obligations of the Company to the Purchaser under the Securities (the “Obligations”) are registered obligations and the right, title and interest of the Purchaser and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register. This Section 8.7 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). The register shall be available for inspection by the Purchaser from time to time upon reasonable prior notice.

8.8.    Federal Income Tax Reporting. Notwithstanding anything to the contrary contained herein, each party hereto hereby acknowledges and agrees that for United States federal, state and local income tax purposes, the aggregate “issue price” of the Securities under Section 1273(b) of the Code shall equal $53,300,000, with respect to the Securities to be purchased and sold at the Initial Closing, $30,000,000, with respect to any Securities to be purchased and sold at any Second Closing, and $21,700,000, with respect to the Securities to be purchased and sold at any Third Closing. Each party hereto agrees to use the foregoing issue price for all income tax, financial accounting and regulatory purposes with respect to this transaction. Each party hereto further acknowledges and agrees that the Obligations shall be treated as debt for all tax and accounting purposes and no party shall take any position inconsistent therewith.

8.9.    Remedies for Purchaser Funding Default. In the event that the Purchaser fails to make full payment for the Security to be purchased by and sold to the Purchaser in any applicable installment under any Subsequent Closing in accordance with the terms hereof by the applicable date such installment was due, and such failure continues for 5 days after the applicable date such installment was due, the unfunded amount shall bear interest at a rate per annum equal to 2.50%. In the event such failure continues for 30 days after the applicable date such installment was due, the unfunded amount shall then bear interest at a rate per annum equal to 15%. All computations of interest under this Section 8.9 shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Such interest shall be paid monthly on each 1 month anniversary date of the applicable date such installment was due, and the Company shall be entitled to offset any such interest that is not paid when due against the principal amount of the Securities.

ARTICLE 9
MISCELLANEOUS

9.1.    Survival. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Securities.

9.2.    Indemnification.

(a)Indemnification of Purchaser. The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(b)Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) subject to the Company acknowledging in writing that such claim is an indemnifiable claim under this Agreement, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and

provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement.

9.3.    Assignment; Successors and Assigns. Except as contemplated by Section 8.3.3, this Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

9.4.    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case to the applicable address set forth below:

If to the Company, to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn:     General Counsel
Fax. No.: +1 (510) 842-1460

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA  94111-5994
United States of America
Attn:    Michael S. Dorf
Fax. No.: +1 (415) 616-1446

If to the Purchaser, to:

Total Gas & Power USA, SAS
2, place Jean Millier

La Défense 6
92400 Courbevoie
France
Attn:     Bernard Clément
Fax. No.: +331 4744 8178

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
United States of America
Attn:     David J. Segre
Michael Occhiolini
Richard Cameron Blake
Fax No.: +1 (650) 493-6811

Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.5.    Governing Law; Jurisdiction.

(a)Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.

(b)Jurisdiction. Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the state of New York.

9.6.    Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

9.7.    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

9.8.    Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

9.9.    Finder's Fee. The Company agrees that it shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by the Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

9.10.    Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

9.11.    Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

[Signature page follows]

This Securities Purchase Agreement is hereby confirmed and accepted by the Company as of July 30, 2012.
AMYRIS, INC.
By: /s/ John Melo
Name: John Melo
Title: President and Chief Executive Officer

TOTAL GAS & POWER USA, SAS
By: /s/ Bernard Clément
Name: Bernard Clément
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

Exhibit A
FORM OF SECURITY
(see Exhibit 4.02 as filed to this Form 10-Q)

Exhibit B
RIGHTS AGREEMENT
(see Exhibit 4.03 as filed to this Form 10-Q)

Exhibit C
Opinion of Company Counsel

July 30, 2012
Total Gas & Power USA, SAS
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Amyris, Inc.
1.5% Senior Unsecured Convertible Notes due 2017
Ladies and Gentlemen:
We have acted as counsel to Amyris, Inc., a Delaware corporation (the “Company”), in connection with the purchase by you, subject to the terms and conditions set forth in the Securities Purchase Agreement, dated as of July 30, 2012 (the “Purchase Agreement”), between you and the Company, of a 1.5% Senior Unsecured Convertible Note due 2017 (the “Note”) in an aggregate principal amount of $38,300,000 at the Initial Closing (as defined in the Purchase Agreement) under the Purchase Agreement.
This opinion is being delivered pursuant to Section 6.1(f) of the Purchase Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.
In that connection, we have reviewed originals or copies of the following documents:
(a)The Purchase Agreement.

(b)The Note.

(c)The Rights Agreement.

The documents described in the foregoing clauses (a), and (b) and (c) are collectively referred to herein as the “Opinion Documents”.
We have also reviewed the following:
(a)The Certificate of Incorporation and By-laws of the Company, each as amended and restated through the date hereof;

(b)Originals or copies of the agreements set forth on Schedule A; and

(c)Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)The genuineness of all signatures.

(b)The authenticity of the originals of the documents submitted to us.

(c)The conformity to authentic originals of any documents submitted to us as copies.

(d)As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)That:

(i)The Company was duly organized under the laws of the jurisdiction of its organization.

(ii)The execution, delivery and performance by the Company of the Opinion Documents do not:

(A)except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B)result in any conflict with or breach of any document or contract binding on the Company or any of its subsidiaries (other than any of the agreements set forth on Schedule A).

(iii)Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on the Company or any of its subsidiaries of which you have knowledge, have received notice or have reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and our opinions in paragraphs 1, 2, 3, 4, 5, 6(a) and 7 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. We express no opinion with respect to any laws, rules or regulations (whether at a federal, state or local level) pertaining to the manufacturing processes, intermediate products and research or commercial products of the Company and its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company and its subsidiaries subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”). Accordingly, matters involving such laws, rules or regulations are excluded from this opinion.
In rendering the opinions set forth in paragraph 1 below, we have relied exclusively on a certificate of status regarding the Company issued by the Secretary of State of the State of Delaware dated July 27, 2012, a letter regarding the Company from the California Franchise Tax Board dated July 26, 2012, and a certificate of good standing regarding the Company issued by the Secretary of State of the State of California dated July 27, 2012.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
1.The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business and in good standing as a foreign corporation in the State of California.

2.The Company (a) has the corporate power to execute, deliver and perform each Opinion Document, and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of each Opinion Document.

3.The shares of Common Stock issuable upon conversion of the Note have been duly authorized and reserved for issuance upon such conversion, and such shares, when issued and delivered by the Company as provided in the Note, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation or By-laws of the Company, or any of the agreements set forth on Schedule A.

4.The Purchase Agreement and the Rights Agreement have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5.The Note has been duly authorized and executed by the Company and, when delivered and paid for as provided in the Purchase Agreement, the Note will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.The execution and delivery by the Company of each Opinion Document do not, and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby will not, (a) result in a violation of the Certificate of Incorporation or By-laws of the Company, (b) result in a violation of Generally Applicable Law, or (c) result in a breach of, a default under or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Company under, or result in or require the creation of any lien upon or security interest in any property of the Company pursuant to, the terms of any of the agreements set forth on Schedule A.

7.No authorization, approval or other action by, and no notice to or filing with, any United States federal or New York state or Delaware (under the General Corporation Law of the State of Delaware) governmental authority or regulatory body is required for the due execution, delivery or performance by the Company of any Opinion Document, except (i) as may be required under the securities or blue sky laws of any State in the United States in connection with the offer and sale of the Note, (ii) as may be required under the Securities Act of 1933, as amended, in connection with the registration statement contemplated by the Rights Agreement, and (iii) for the authorizations, approvals, actions, notices and filings specified in the Purchase Agreement.

8.The Company is not, and after the issuance of the Notes and the use of the proceeds therefrom as contemplated in the Purchase Agreement will not be, required to register as an investment company under the Investment Company Act of 1940, as amended.

9.Based upon the representations, warranties and agreements of the Company and you in the Purchase Agreement, it is not necessary in connection with the offer and sale of the Note to you under the Purchase Agreement to register the Note under the Securities Act of 1933, as amended, it being understood that no opinion is expressed as to any subsequent resale of the Note.

Our opinions expressed above are subject to the following qualifications:
(a)Our opinions in paragraphs 4 and 5 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.
(b)Our opinions in paragraphs 4 and 5 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the validity, legally binding effect or enforceability of any provision in the Opinion Documents that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

(c)Our opinions are limited to (i) Generally Applicable Law, (ii) in the case of our opinion in paragraph 8 above, the Investment Company Act of 1940, as amended, and (iii) in the case of our opinion in paragraph 9 above, the Securities Act of 1933, as amended, and we do not express any opinion herein concerning (x) antitrust laws, (y) any anti-fraud provisions of federal or state securities laws or “blue sky” laws or (z) any other law.

(d)    The enforcement of any rights to indemnity and contribution under the Purchase Agreement and the Rights Agreement may be limited by federal and state securities laws and principles of public policy.

In addition to the foregoing opinions, we supplementally confirm to you that, as of immediately prior to the Closing, to our knowledge, without investigation, there is no action, suit, investigation, litigation or proceeding against the Company pending or threatened in writing before any United States federal, California state, New York state or Delaware state court or governmental authority that challenges the legality, validity or enforceability of any Opinion Document.
This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be referred to or relied upon by you for any other purpose without our prior written consent

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,
/s/ Shearman & Sterling LLP

SCHEDULE A

1.
Securities Purchase Agreement dated as of February 24, 2012, by and between the Company and the individuals or entities listed on Schedule I thereto, with respect to the sale of $25,000,000 in principal amount of the Company's Convertible Senior Notes due 2017.

2.	Asset Purchase Agreement, dated as of October 6, 2011, between Draths Corporation and the Company.

3.	Registration Rights Agreement, dated February 27, 2012, between the Company and the Company's security holders listed therein.

4.	Securities Purchase Agreement, dated May 18, 2012, among the Company and certain investors listed therein.